Exhibit 10.15

SECOND AMENDMENT
TO
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

A.           The Supplemental Executive Retirement Agreement (the "Agreement") dated December 9, 2004, as amended April 18, 2006, by and between East Boston Savings Bank, a corporation organized and existing under the laws of the Commonwealth of Massachusetts (the "Bank") and [NAME] (the "Director") is hereby further amended as follows:

1.	Section 1 is hereby amended by adding the following subsection (h) at the end thereof:

“(h)  ‘Separation from Service’ is deemed to occur when the Bank and the Director reasonably anticipate that no further services would be performed by the Director for the Bank after a certain date or that the level of bona fide service the Director would perform for the Bank after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Director for the Bank over the immediately preceding 36-month period (or period of employment, if less than 36 months).”

2.	Section 2(a) is hereby amended by deleting the phrase "Director's retirement" and substituting therefor the phrase "Director's Separation from Service."

3.	Section 2(c) is hereby amended by deleting the phrase "Director's cessation of services" and substituting therefor the phrase "Director's disability."

4.	Section 2(d) is hereby amended by deleting the phrase "Director's cessation of services" and substituting therefor the phrase "Director's Separation from Service."

B.            This Second Amendment shall be effective as of January 1, 2008.

C.            Except as amended herein, the Agreement is hereby confirmed in all other respects.

EXECUTED under seal as of the day and year first above written, in the case of the Bank by its duly authorized officer.

EAST BOSTON SAVINGS BANK

ATTEST:	BY:

WITNESS:	BY: